The following message is first being made available to Agere Systems employees on February 10, 2005.

Feb. 10, 2005

Take the time to vote!

At this year’s Annual Meeting on Feb. 17, Agere will be asking its stockholders to vote on a number of proposals, including four possible options for a reverse stock split – 1 for 10, 1 for 20, 1 for 30 and 1 for 40 – and the consolidation of our Class A and Class B common stock in to a single class of common stock.

Both of these proposals make sound business sense for Agere.  With a reverse stock split, our stock may experience an increased level of trading because it could be more attractive to certain investors who may be reluctant to purchase low-priced stock.  We also would be able to significantly reduce our own costs because we would have fewer stockholders since stockholders who own less than one share of stock after the reverse split would receive cash instead of fractional shares.

At the same time, establishing a single class of common stock may improve the liquidity of our stock, eliminate any potential confusion over two classes of stock, and reduce the costs associated with the mailing of our Annual Meeting materials.

Employees who are also Agere stockholders through the ESPP or a 401(k) plan should have received an e-mail with a link to our proxy statement and 10-K and a link to the voting website.  Those without Agere e-mail accounts should have received proxy materials, including a ballot, in the mail.  Votes must be received by 11:59 p.m. on February 14, to ensure that all of your shares are voted.

So if you haven’t already, please vote today.